EXHIBIT 21


SUBSIDIARIES OF THE VALSPAR CORPORATION


The following are wholly-owned subsidiaries of The Valspar Corporation. Where the name of the subsidiary includes the `Valspar" name, that subsidiary does business under the Valspar corporate name:

                                                          State of Incorporation
                                                          ----------------------

Engineered Polymer Solutions, Inc.                            Delaware

Plasti-Kote Co., Inc.                                         Ohio

Valspar Coatings Finance Corporation                          Minnesota

Valspar Finance Corporation                                   Minnesota

Valspar Inc.                                                  Canada

Valspar Refinish, Inc.                                        Mississippi

The Valspar (Australia) Corporation Pty Limited               Australia

The Valspar (France) Corporation, S.A.                        France

The Valspar (France) Corporation, S.A.S.                      France

The Valspar (H.K.) Corporation Limited                        Hong Kong

The Valspar (Kolack) Corporation AG                           Switzerland

The Valspar (Singapore) Corporation Pte Ltd                   Singapore

The Valspar (UK) Corporation, Limited                         United Kingdom

The Valspar (Vernicolor) Corporation AG                       Switzerland

Subsidiaries not listed would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary.